EXHIBIT 99.1


              E-LOAN Raises Fourth Quarter 2002 Financial Guidance

     E-LOAN Expects to Report Record Fourth Quarter Earnings Per Share (EPS)
      Of $0.06 to $0.07 and Fifth Consecutive Quarter of GAAP Profitability


     DUBLIN, Calif., Dec. 9, 2002 -- E-LOAN, Inc. (Nasdaq: EELN), an online lending company, today announced it expects to exceed the financial guidance it provided on October 24, 2002 of $3.2 million in GAAP net income or $0.05 earnings per share for the current quarter ending December 31, 2002. The Company now expects to report record earnings per share of $0.06 to $0.07 for the fourth quarter of 2002, and $0.15 to $0.16 earnings per share for the full year 2002. Earnings per share guidance for the fourth quarter and full year 2002 assume 62 and 61 million diluted shares, respectively.

     "Based on strong growth in our diversified product revenue -- comprised of purchase and non-prime first mortgage, home equity and auto loans -- and the ongoing favorable refinance environment, we're pleased to raise our financial guidance," said Matt Roberts, E-LOAN's Chief Financial Officer.


About E-LOAN, Inc.

     E-LOAN, Inc., an online lending company, offers consumer loans and debt management services online at http://www.eloan.com or 1-800-E-LOAN-22. E-LOAN has reengineered the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans, and auto loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. From inception through September 2002, E-LOAN originated and sold over $11.8 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.

     This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.

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